PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated December 12, 1997,                Registration No. 333-38113
As Supplemented to Date


                                  $115,000,000

                             CAREMATRIX CORPORATION

                 6-1/4% Convertible Subordinated Notes due 2004
                                      and
               Shares of Common Stock, Par Value $.05 Per Share,
                        Issuable Upon Conversion Thereof

     This Prospectus Supplement (the "Supplement") relates to the resale by Pacific Innovations Trust Capital Income Fund ("Pacific Innovations") of up to $160,000 aggregate principal amount of 6-1/4% Convertible Subordinated Notes due 2004 (the "Notes") of CareMatrix Corporation, a Delaware corporation (the "Company"), originally issued in private placements consummated on August 18, 1997 and October 1, 1997 (the "Debt Offering"), pursuant to the Company's Registration Statement on Form S-3 (No. 333-38113) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated December 12, 1997, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

     Based on information provided to the Company, the aggregate principal amount of the Notes currently beneficially owned by Pacific Innovations is $160,000, of which $160,000 may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including Pacific Innovations) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Notes is $115,000,000.

     The closing price of the Company's Common Stock as reported on the American Stock Exchange on August 24, 1998 was $20.625 per share.

     The Notes are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness of the Company and effectively subordinated to all liabilities of the Company's subsidiaries. As of June 30, 1998, the Company had no Senior Indebtedness and the Company's subsidiaries had approximately $6.6 million of indebtedness and other liabilities to which the Notes would have been effectively subordinated. The Indenture contains no limitation on the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries.

     The Notes are neither listed on a national securities exchange nor quoted on an automated quotation system; however, the Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

            The date of this Prospectus Supplement is August 25, 1998